Exhibit 99.1

CORPORATE COMMUNICATIONS

PRESS RELEASE

ING U.S. Announces Fourth Quarter and Full Year 2013 Results

NEW YORK, February 12, 2014 – ING U.S., Inc. (NYSE: VOYA), which will rebrand as Voya Financial, Inc. in 2014, today reported financial results for the fourth quarter and full year 2013:

•	Fourth quarter 2013 after-tax operating earnings[1,2] of $198 million, or $0.75 per diluted share, compared with $136 million, or $0.59 per share in 4Q’12

•

Fourth quarter 2013 net income available to common shareholders of $548 million, or $2.08 per diluted share, compared with a loss of $23 million, or $0.10 per share in 4Q’12. Fourth quarter 2013 net income available to common shareholders included:

•	Actuarial gains on pension and postretirement benefits, after-tax, of $263 million primarily due to rising interest rates and strong performance of assets in the pension plan; and

•

The Closed Block Variable Annuity (CBVA) segment’s after-tax loss of $147 million, which was driven by an after-tax loss of $177 million related to nonperformance risk[3]. The CBVA segment includes the effect of its hedge program, which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility.

•	Full year 2013 after-tax operating earnings of $825 million, or $3.27 per diluted share, compared with $597 million, or $2.60 per share in 2012

•	Full year 2013 net income available to common shareholders of $601 million, or $2.38 per diluted share, compared with $473 million, or $2.06 per share in 2012

[1]

ING U.S. assumes a 35% tax rate on items described as “after-tax.” The 35% tax rate does not reflect the benefit from recognizing certain deferred tax assets. Net income (loss) available to common shareholders reflects the actual effective tax rate.

[2]

Operating earnings is a non-GAAP financial measure; information regarding the non-GAAP financial measures included in this press release, and a reconciliation to GAAP measures, is provided in the tables that accompany this release and in the Quarterly Investor Supplement.

[3]

Nonperformance risk, which the company considers a noneconomic factor, is influenced by the credit quality of the individual insurance company subsidiary that issued the guarantee and the priority of policyholder claims. Improving credit quality will typically produce a loss, and worsening credit quality will typically produce a gain.

ONGOING BUSINESS RESULTS

ING U.S.’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products, and Closed Block Other segments are not reflected in Ongoing Business results.

	Three months ended December 31,
($ in millions, before income taxes)	2013	2012
Ongoing Business operating earnings	$352	$229
Net gain from Lehman Recovery (net of DAC/VOBA and other intangibles)[4]	6	—
DAC/VOBA and other intangibles unlocking	22	(49)

Ongoing Business adjusted operating earnings	$324	$278

Ongoing Business adjusted operating earnings before income taxes were $324 million, compared with $278 million in 4Q’12. The following items primarily accounted for this increase:

•	Lower underwriting income ($41 million negative variance) driven by Individual Life and Employee Benefits;

•	Increased fee based margin ($39 million positive variance) on higher assets due to positive net flows and market appreciation;

•

Higher investment spread and other investment income ($35 million positive variance), driven primarily by higher limited partnership income and prepayment fee income (which may not recur at the same level), partly offset by lower investment income, moderated by adjusted crediting rates;

•	Lower DAC/VOBA and other intangibles amortization ($19 million positive variance); and

•	Higher trail commissions ($5 million negative variance) due to higher assets under management (AUM).

Ongoing Business adjusted operating return on equity (ROE)5 was 10.3% for full year 2013, compared with 8.3% for 2012.

“From the transformation efforts leading up to our initial public offering in May to the strong year-end results we are reporting today, we made considerable progress in improving our financial results in 2013,” said Rodney O. Martin, Jr., Chairman and Chief Executive Officer, ING U.S. “Our success can be seen in the 200 basis point increase in our Ongoing Business adjusted operating ROE compared with year-end 2012. At 10.3%, this is a substantial improvement in our ROE and a significant step toward our 2016 target of 12-13%.

[4]	Represents an additional residual gain associated with a previously announced (3Q’13) Lehman Brothers bankruptcy settlement (“Lehman Recovery”).
[5]	Ongoing Business adjusted operating ROE is a non-GAAP financial measure. A reconciliation to the most comparable GAAP measure is provided in the tables that accompany this release.

“Over the course of 2013, each of our businesses continued to execute on their margin, growth, and capital improvement initiatives. During the fourth quarter, total assets under management and administration grew to $511 billion, driven in part by positive net flows in our Retirement and Investment Management businesses. We also positioned our Annuities business for growth, in part through our recent agreement with Allstate to offer a suite of our fixed annuity products. With regard to our protection businesses, we generated Individual Life sales at a level consistent with our focus on selling less capital intensive products. Our Employee Benefits business also continues to perform well, with loss ratios that were within or better than expected ranges.

“Our people delivered an exceptional execution of our plans in 2013. As we head into 2014, we are well positioned to continue improving our ROE and helping our customers with their retirement readiness, by providing them with superior asset accumulation, protection, and distribution products and services. At the same time, we are excited about our ongoing transition to Voya Financial, including our plans to change the name of our publicly-listed holding company in April. The Voya Financial brand embodies our commitment to helping Americans with their journey to financial security and our vision to be America’s Retirement Company,” added Martin.

FOURTH QUARTER 2013 HIGHLIGHTS

•

Retirement Solutions and Investment Management accounted for approximately 74% of Ongoing Business adjusted operating earnings before income taxes for the three months and twelve months ended December 31, 2013

•	Retirement net flows of $363 million

•	Investment Management operating margin of 26.5% excluding results from investment capital; and net flows of $1.3 billion, excluding variable annuity outflows

•	Individual Life sales of $21 million, reflecting a shift to less capital-intensive products

•	Employee Benefits loss ratios of 78.4% for Stop Loss and 72.0% for Group Life – within and better than the company’s expected range, respectively

•	Total AUM of $274 billion and total assets under management and administration of $511 billion

•	Combined estimated risk-based capital (RBC) ratio of 504%[6], above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 23.5%

•	Book value per share (excluding AOCI) of $43.65

•	Actuarial gains on pension and postretirement benefits, after-tax, of $263 million

[6]	Estimated combined RBC ratio for ING U.S.’s four principal U.S. insurance subsidiaries.

FOURTH QUARTER 2013 SUMMARY

	Three months ended December 31,
($ in millions, except per share amounts)	2013	2012	% Change
Operating earnings before income taxes by segment
Retirement	$139	$108	28%
Annuities	83	6	NM
Investment Management	53	31	69
Individual Life	47	55	(14)
Employee Benefits	30	29	7

Ongoing Business	$352	$229	54%
Corporate	(44)	(44)	NM
Closed Block Institutional Spread Products and Other	(3)	24	NM

Total operating earnings before income taxes	$305	$209	46%

Total operating earnings, after-tax*	$198	$136	46%
Closed Block Variable Annuity, after-tax*	(147)	(109)	NM
Net investment gains (losses), after-tax*	69	36	92
Other, after-tax**	325	(162)	NM
Difference between actual tax (expense) benefit and assumed 35% tax rate	209	(8)	NM

Net income (loss)	$654	$(107)	NM
Less: net income (loss) attributable to noncontrolling interest	106	(84)	NM

Net income (loss) available to common shareholders	$548	$(23)	NM

Operating earnings per diluted share	$0.75	$0.59	29%
Net income (loss) per diluted share	$2.08	$(0.10)	NM
Fully diluted weighted average shares outstanding (in millions)	263	230

*	Assumes 35% tax rate. The 35% tax rate does not reflect the benefit from recognizing certain deferred tax assets.
**	Other, after-tax consists of immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; certain expenses and deal incentives related to the divestment of ING U.S. by ING Group; restructuring expenses (severance, lease write-offs, etc.); and net income (loss) attributable to noncontrolling interest.

NM = Not Meaningful

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the fourth quarters of 2013 and 2012 unless otherwise noted. All figures are presented before income taxes.

RETIREMENT – HIGHER FEE BASED MARGIN DUE TO GROWTH IN AUM AND POSITIVE NET FLOWS

	Three months ended December 31,
($ in millions, before income taxes)	2013	2012
Operating earnings	$139	$108
DAC/VOBA and other intangibles unlocking	4	(9)

Adjusted operating earnings	$134	$117

Retirement adjusted operating earnings were $134 million, compared with $117 million. The following items primarily accounted for this increase:

•	Higher fee based margin ($17 million positive variance) on higher variable assets partially offset by reduced recordkeeping revenue;

•

Higher investment spread and other investment income ($12 million positive variance) stemming largely from higher limited partnership income and prepayment fee income, as well as reduced crediting rates;

•	Higher administrative expenses ($11 million negative variance) partially due to volume-related expenses and ongoing investment in systems infrastructure;

•	An increase in other revenue ($8 million positive variance) related to changes in market value adjustments related to surrendered retirement plans;

•	Higher DAC/VOBA and other intangibles amortization ($5 million negative variance) as a result of higher gross profits, partially offset by a reduced amortization rate; and

•	Higher trail commissions ($4 million negative variance) due to higher AUM.

Retirement net flows were $363 million, compared with $1.8 billion in the fourth quarter of 2012 and $234 million in the third quarter of 2013. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $105 billion as of December 31, 2013, up from $90 billion as of December 31, 2012 and up from $100 billion as of September 30, 2013.

ANNUITIES – CONTINUED GROWTH IN MUTUAL FUND CUSTODIAL ASSETS DROVE HIGHER FEE BASED MARGIN

	Three months ended December 31,
($ in millions, before income taxes)	2013	2012
Operating earnings	$83	$6
Net gain from Lehman Recovery (net of DAC/VOBA and other intangibles)	1	—
DAC/VOBA and other intangibles unlocking	27	(44)

Adjusted operating earnings	$56	$51

Annuities adjusted operating earnings were $56 million, compared with $51 million. The following items primarily accounted for this increase:

•	Lower DAC/VOBA and other intangibles amortization ($5 million positive variance) due to a decrease in the amortization rate;

•	Higher fee based margin ($3 million positive variance) on increased levels of mutual fund custodial assets; and

•	Higher trail commissions ($2 million negative variance) due to increased mutual fund sales and AUM.

Net outflows were $172 million, as lapses on fixed rate annuity policies, especially older products with higher fixed rate crediting levels such as Multi-Year Guarantee Annuities, exceeded new sales.

AUM for the Annuities segment totaled $27 billion as of December 31, 2013, up slightly from $26 billion as of September 30, 2013 and $26 billion as of December 31, 2012. Included in AUM is the company’s mutual fund custodial product (Select Advantage), which increased to $3.4 billion as of December 31, 2013, up from $3.1 billion as of September 30, 2013 and $2.4 billion as of December 31, 2012.

INVESTMENT MANAGEMENT – HIGHER FEE BASED MARGIN ON HIGHER AUM

	Three months ended December 31,
($ in millions, before income taxes)	2013	2012
Operating earnings	$53	$31
Gain from Lehman Recovery	2	—

Adjusted operating earnings	$51	$31

Investment Management adjusted operating earnings were $51 million, compared with $31 million. The following items primarily accounted for the increase:

•	Higher fee based margin ($18 million positive variance) driven primarily by growth in AUM from strong net flows and equity market appreciation;

•	Higher investment capital and other investment income ($5 million positive variance) due to favorable results from investment capital; and

•	Higher operating expenses ($3 million negative variance) resulting from higher compensation expenses due to growth in the business.

The operating margin was 31.7%, compared with 21.9% in the fourth quarter of 2012 and 33.7% in the third quarter of 2013. The increase in operating margin compared with the fourth quarter of 2012 reflects the benefit of higher fees and higher investment capital revenues. The operating margin excluding investment capital revenues was 26.5%, compared with 18.7% in the fourth quarter of 2012 and 26.2% in the third quarter of 2013.

Net flows excluding sub-advisor replacement net flows (performance-driven replacement of non-ING U.S. mutual fund sub-advisors) and excluding CBVA outflows were $1.3 billion, compared with $4.5 billion in the fourth quarter of 2012 and $1.6 billion in the third quarter of 2013. There were no sub-advisor replacement net flows in the fourth quarter of 2013, compared with $607 million of such flows in the fourth quarter of 2012 and $870 million in the third quarter of 2013.

Third-party7 inflows were $5.7 billion, compared with $8.5 billion in the fourth quarter of 2012 and $6.6 billion in the third quarter of 2013. Third-party net flows were $646 million, compared with $4.5 billion in the fourth quarter of 2012 and $1.8 billion in the third quarter of 2013. Third-party AUM totaled $120 billion as of December 31, 2013, up from $101 billion as of December 31, 2012 and $115 billion as of September 30, 2013. Positive net flows and equity market appreciation drove the increase in AUM from September 30, 2013.

INDIVIDUAL LIFE – CONTINUED RIGHT-SIZING OF EXPENSE BASE, LOWER AMORTIZATION AND HIGHER INVESTMENT INCOME

	Three months ended December 31,
($ in millions, before income taxes)	2013	2012
Operating earnings	$47	$55
Net gain from Lehman Recovery (net of DAC/VOBA and other intangibles)	3	—
DAC/VOBA and other intangibles unlocking	(8)	5

Adjusted operating earnings	$52	$50

Individual Life adjusted operating earnings were $52 million, compared with $50 million. The following items primarily accounted for the increase:

•

Lower net underwriting gain and other revenue ($46 million negative variance) reflecting favorable mortality in the prior year period along with lower premiums and contractual charges in the fourth quarter of 2013 as a result of lower sales, as expected;

[7]	Excludes general account assets of ING U.S.’s insurance company subsidiaries.

•	Lower DAC/VOBA and other intangibles amortization ($20 million positive variance) due to lower gross profits;

•	Higher investment spread and other investment income ($15 million positive variance) as a result of higher investment income and lower credited interest driven by rate actions; and

•	Lower administrative expenses ($11 million positive variance) as expected expense reductions aligned with lower sales volumes.

Sales decreased to $21 million from $46 million in the fourth quarter of 2012 as a result of deliberate pricing actions and the suspension of sales of certain capital intensive products.

EMPLOYEE BENEFITS – LOSS RATIOS WITHIN OR BETTER THAN EXPECTED RANGES

	Three months ended December 31,
($ in millions, before income taxes)	2013	2012
Operating earnings	$30	$29
DAC/VOBA and other intangibles unlocking	(1)	—

Adjusted operating earnings	$31	$29

Employee Benefits adjusted operating earnings were $31 million, compared with $29 million. The following items primarily accounted for this increase:

•	Lower administrative expenses ($3 million positive variance) reflecting lower state assessments;

•	Higher investment spreads ($3 million positive variance) due to higher investment income; and

•

Lower net underwriting gain ($2 million negative variance). The loss ratio for Group Life was 72.0% compared with 78.4%; the loss ratio for Stop Loss was 78.4% compared with 69.5%. Loss ratios for both Group Life and Stop Loss were within or better than the expected range of 77-80%.

Employee Benefits sales were $36 million compared with $33 million due to higher sales for Stop Loss, Group Life, and Voluntary Products. Stop Loss sales of $14 million in the fourth quarter of 2013 are consistent with expectations, but show a sizable increase of $6 million due to the fourth quarter of 2012 having been below historical sales trends. ING U.S. has implemented improvements in sales force training related to prospect identification and information collection to foster sales growth, while continuing to focus on underwriting discipline to maintain loss ratios in the company’s expected range of 77-80%.

CORPORATE

Corporate operating losses before income taxes were $44 million compared with losses of $44 million. Fourth quarter 2013 results reflect increased interest expense due to the replacement of short-term debt with long-term debt, offset by the elimination of letter of credit expenses as a result of the termination in May 2013 of the contingent capital letter of credit facility supporting the CBVA segment.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

	Three months ended December 31,
($ in millions, before income taxes)	2013	2012
Closed Block Institutional Spread Products	$(6)	$5
Closed Block Other	3	19

Operating earnings	$(3)	$24

Closed Block Institutional Spread Products and Closed Block Other operating losses were $3 million compared with operating earnings of $24 million. The losses were primarily a result of lower earnings resulting from the continued run-off of the Closed Block Institutional Spread Products block as well as the recognition of prepayment fees on the early termination of certain Federal Home Loan Bank funding agreements.

The average AUM for Closed Block Institutional Spread Products decreased to $3.0 billion for the quarter ended December 31, 2013 from $3.5 billion for the quarter ended September 30, 2013 and from $4.1 billion for the quarter ended December 31, 2012, reflecting the continued run-off of the block. As a result, both net investment income and interest credited to contract owners/policyholders, exclusive of the prepayment fees, were lower in the fourth quarter of 2013.

CLOSED BLOCK VARIABLE ANNUITY

Closed Block Variable Annuity had a net loss before income taxes of $226 million, including a loss before income taxes of $272 million due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor. This compares with a fourth quarter 2012 net loss before income taxes of $167 million, which included a loss before income taxes of $401 million related to nonperformance risk.

ING U.S.’s CBVA hedge program is designed primarily to protect regulatory and rating agency capital from equity market movements, rather than minimize GAAP earnings volatility. During the quarter, the hedge program resulted in a net gain to regulatory surplus as a result of the difference between the decline in reserves and the decline in hedge assets related to equity market movements. GAAP earnings were favorably impacted by lower volatility, which offset market appreciation related net hedge program losses.

The retained net amount at risk for CBVA living benefit guarantees improved to $2.2 billion as of December 31, 2013 from $3.0 billion as of September 30, 2013, primarily due to favorable equity and interest market movements.

Supplementary Financial Information

More detailed financial information can be found in ING U.S.’s Quarterly Investor Supplement, which is available on ING U.S.’s investor relations website, investors.ing.us.

Earnings Conference Call and Slide Presentation

ING U.S. will host a conference call on Wednesday, February 12, 2014 at 10:00 a.m. ET to discuss the company’s fourth quarter 2013 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.ing.us.

A replay of the call will be available on the company’s investor relations website at investors.ing.us starting at 1:00 p.m. ET on February 12th.

About ING U.S.

ING U.S. (NYSE: VOYA), which will rebrand as Voya Financial in 2014, is a premier retirement, investment and insurance company serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement Company and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, ING U.S. provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 7,000 employees, ING U.S. is grounded in a clear mission to make a secure financial future possible — one person, one family, one institution at a time. For more information, visit http://ing.us. Follow ING U.S. on Twitter @ING_USA and Facebook.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@us.ing.com	Darin Arita 212-309-8999 IR@us.ing.com

Use of Non-GAAP Financial Measures

We use operating earnings (both before and after income taxes), which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•	Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to our acquisition of CitiStreet and certain third-party expenses and deal incentives related to the divestment of ING U.S. by ING Group.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) investment portfolio restructurings implemented in 2012, (3) a gain, in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, and (4) losses recognized as a result of the disposal of low income housing tax credit partnerships. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The investment portfolio restructurings in 2012 reduced the run-rate level of investment income, and we believe that this reduction is not reflective of our ongoing performance. Similarly, the gain from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected the run-rate level of investment income and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block segments.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

The most directly comparable GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable GAAP measure to adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our Registration Statement on Form S-4/A, filed with the SEC on November 15, 2013.

More details on these sources of earnings can be found in ING U.S.’s Quarterly Investor Supplement, which is available on ING U.S.’s investor relations website, investors.ing.us.

ING U.S.

Calculation and Reconciliation of Return on Equity and Return on Capital

($ in millions, unless otherwise indicated)	Year ended December 31, 2013	Year ended December 31, 2012
GAAP Return on Equity
Net income (loss) available to ING U.S., Inc.’s common shareholders	$600.5	$473.0

ING U.S., Inc. shareholders’ equity: beginning of period	$13,874.9	$12,353.9
ING U.S., Inc. shareholders’ equity: end of period	$13,272.2	$13,874.9
ING U.S., Inc. shareholders’ equity: average for period	$13,573.6	$13,114.4

GAAP Return on Equity	4.4%	3.6%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,211.8	$1,093.2
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35%)	(424.2)	(382.7)

Ongoing Business adjusted operating earnings after income taxes	787.6	710.5
Interest expense after-tax[1]	(79.9)	(88.7)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$707.7	$621.7

Beginning of period capital for Ongoing Business[2]	$9,057.0	$10,037.0
End of period capital for Ongoing Business	9,216.0	9,823.0
Average capital for Ongoing Business	9,137.0	9,930.0
Average debt (based on 25% debt-to-capital ratio)	(2,284.3)	(2,482.5)

Average equity for Ongoing Business	$6,852.7	$7,447.5

Adjusted Operating Return on Capital for Ongoing Business	8.6%	7.2%
Adjusted Operating Return on Equity for Ongoing Business[1]	10.3%	8.3%

ING U.S.

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss)

($ in millions)	Year ended December 31, 2013	Year ended December 31, 2012
Ongoing Business adjusted operating earnings before income taxes	$1,211.8	$1,093.2
DAC/VOBA and other intangibles unlocking	133.2	(77.0)
Lehman bankruptcy/LIHTC loss, net of DAC	83.6	—
Impact of investment portfolio restructuring	—	(25.3)

Operating earnings before income taxes for Ongoing Business	1,428.6	990.9
Corporate	(210.6)	(182.3)
Closed Blocks Institutional Spread Products and Other	50.6	109.7

Total operating earnings before income taxes	1,268.6	918.3
Income taxes (based on an assumed tax rate of 35%)	(444.0)	(321.4)

Operating earnings, after-tax	824.6	596.9
Closed Block Variable Annuity, after-tax	(786.0)	(450.0)
Net investment gains (losses) and related charges and adjustments, after-tax	137.9	296.0
Other, after-tax	424.0	30.1

Net income (loss) available to ING U.S., Inc.’s common shareholders	600.5	473.0
Net income (loss) attributable to noncontrolling interest	190.1	138.2

Net income (loss)	$790.6	$611.2

ING U.S.

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of December 31, 2013	As of December 31, 2012
End of Period Capital for Ongoing Business	$9,216.0	$9,823.0
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	5,721.8	4,149.5

End of Period Capital	14,937.8	13,972.5
Financial Leverage [3]	(3,514.7)	(3,808.3)

ING U.S., Inc. shareholders’ equity excluding AOCI end of period	11,423.1	10,164.2
AOCI	1,849.1	3,710.7

ING U.S., Inc. shareholders’ equity: end of period	$13,272.2	$13,874.9

[1]

Assumes debt-to-capital ratio of approximately 25% for all time periods presented, a weighted average pre-tax interest rate of 5.5% for all time periods prior to the completion of the company’s recapitalization initiatives, and the actual weighted average pre-tax interest rate for all time periods subsequent to the completion of these recapitalization initiatives starting with the third quarter of 2013.

[2]

The 1/1/13 beginning capital is different from the 12/31/12 ending capital at the segment level due to certain reallocations of capital, primarily due to recapitalization activity (completed and anticipated)

($ in millions)	As of December 31, 2013	As of December 31, 2012
[3] Reconciliation of Financial Leverage to Short-term and Long-term Debt
Short-term debt	$—	$1,064.6
Long-term debt	3,514.7	3,171.1

Total Debt	3,514.7	4,235.7
Less operating leverage	—	(688.5)
Plus loans from subsidiaries	—	261.1

Financial Leverage	$3,514.7	$3,808.3

ING U.S.

Reconciliation of Book Value Per Share

As of December 31, 2013
Book value per share, including AOCI	$50.72
Per share impact of AOCI	$(7.07)

Book value per share, excluding AOCI	$43.65

ING U.S.

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012
Operating revenues	$167.1	$142.5
Operating expenses	114.2	111.3

Operating earnings before income taxes	$52.9	$31.2
Operating margin	31.7%	21.9%
Operating revenues	$167.1	$142.5
Less:
Investment Capital Results	11.7	5.6

Revenues excluding Investment Capital	155.4	136.9
Operating expenses	114.2	111.3

Operating earnings excluding Investment Capital	$41.2	$25.6

Operating margin excluding Investment Capital	26.5%	18.7%

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Form 10-Q for the three months ended September 30, 2013, and under “Risk Factors,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” and “Business—Closed Blocks—Closed Block Variable Annuity” in our Registration Statement on Form S-1 (file no. 191163), both filed with the Securities and Exchange Commission.